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                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-41628

PROSPECTUS



                               10,034,416 Shares

                              E*TRADE GROUP, INC.
                                 Common Stock


     This Prospectus relates to up to 10,034,416 Shares of our Common Stock, par value $0.01 per share, to be delivered in connection with the exchangeable shares of our subsidiary EGI Canada Corporation, a corporation incorporated under the Business Corporations Act, which exchangeable shares are to be issued in connection with the acquisition of VERSUS Technologies Inc. The redemption price of the exchangeable shares is to be satisfied by the delivery of shares of our Common Stock.

     The outstanding shares of our Common Stock are, and the shares offered hereby will be, listed and traded on the Nasdaq National Market under the symbol "EGRP." On July 11, 2000, the average of the high and low price for our Common Stock was $15.82.

                        _______________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                        _______________________________



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                The date of this Prospectus is August 28, 2000
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          No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by E*TRADE Group (the "Company") or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W. Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

          The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission (File No. 1-11921) pursuant to the Exchange Act are incorporated herein by reference:

          1. E*TRADE Group's Annual Report on Form 10-K for the year ended September 30, 1999, filed on October 22, 1999, as amended by the Company's Annual Report on Form 10-K/A, filed on April 17, 2000;

          2. E*TRADE Group's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, filed on February 14, 2000, as amended by the Company's Quarterly Report on Form 10-Q/A, filed on April 17, 2000;

          3. E*TRADE Group's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 15, 2000;

          4. E*TRADE Group's Quarterly Report on From 10-Q for the quarter ended June 30, 2000, filed on August 14, 2000;

          5. Definitive Proxy Statement, dated December 21, 1999, filed on November 29, 1999, as amended by the Company's Definitive Proxy Statement, filed on December 1, 1999, in connection with E*TRADE Group, Inc.'s 1999 Annual Meeting of Stockholders;
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          6.   The description of E*TRADE Group, Inc.'s Common Stock, $0.01 par value per share, and associated rights, contained in its registration statement on Form 8-A, filed on July 12, 1996, including any amendment or report filed for the purpose of updating such description;

          7. E*TRADE Group, Inc.'s Current Reports on Form 8-K filed on January 27, 2000, April 17, 2000, and June 20, 2000; and

          8. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering.

          Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to E*TRADE Group, Inc., Investor Relations, 4500 Bohannon Drive, Menlo Park, California 94025. The Company's telephone number is
(650) 331-6000.
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                                  THE COMPANY

          The Company, through its wholly-owned subsidiaries, E*TRADE Securities, Inc., TIR (Holdings) Limited and E*TRADE Bank, is a leading provider of online financial services and has established a popular, branded destination Web site for self-directed investors. The Company offers automated order placement and execution, along with a suite of products and services that can be personalized, including portfolio tracking, Java-based charting and quote applications, real-time market commentary and analysis, news, professional research reports and other information services. The Company's products have grown to include IPO shares, mutual funds, bond trading, tax advice and banking. The Company provides its services 24 hours a day, seven days a week by means of the Internet, touch-tone telephone (including interactive voice recognition) and direct modem access. The Company's proprietary transaction-enabling technology supports highly automated, easy-to-use and cost-effective services that empower its customers to take greater control of their investment decisions and financial transactions. Further, the Company believes that its technology can be adapted to provide transaction-enabling services related to other aspects of electronic commerce.

          The principal executive offices of the Company are located at 4500 Bohannon Drive, Menlo Park, California 94025. The Company's telephone number is
(650) 331-6000.

                                USE OF PROCEEDS

          Because our Common Stock will be issued upon exchange of the exchangeable shares, the Company and its consolidated subsidiaries will receive no net cash proceeds upon such issuance.

                            THE EXCHANGEABLE SHARES

          The rights of holders of the exchangeable shares, including exchange rights, will be substantially as set forth in the terms of the Voting and Exchange Trust Agreement and the Plan of Arrangement involving VERSUS Technologies and the Company ("Plan of Arrangement"), which will be filed with the Ontario Court of Justice pursuant to the Canada Business Corporations Act, R.S.C. 1985, c. C-44, s192 in July, 2000.

                             PLAN OF DISTRIBUTION

          Our Common Stock covered hereby will be issued in exchange for exchangeable shares, and no broker, dealer or underwriter has been engaged in connection therewith.

                                    RESALES

          If set forth in an applicable Prospectus Supplement, this Prospectus may be used in connection with resales or redistributions of our Common Stock by a selling stockholder. The selling stockholder may be a person or persons deemed "affiliates" (each such person, or such persons, pledgees, transferees or other successors in interest, a "Selling Stockholder") of VERSUS Technologies under the Securities Act of 1933, as amended (the "Securities Act") who acquired our Common Stock from the Company or an affiliate of the Company. Such a resale or redistribution may be effected directly or indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the Nasdaq National Market on which shares of our Common Stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such a resale or redistribution also may be effected through a block trade (which may involve cross trades) in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its own account; exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq National Market; ordinary brokerage transactions and transactions in which the broker solicits purchasers; an offering at other than a fixed price on or through the facilities of the Nasdaq National Market or to or through a market maker otherwise than on the Nasdaq National Market; pledges to lenders as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure thereunder; and any other legally available means. In connection with resales or redistributions of our Common Stock or otherwise, a Selling Shareholder may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our Common Stock in the course of hedging the positions they assume with the Selling Shareholder. A Selling Shareholder may also sell our
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Common Stock short and redeliver shares to close out such short positions. A
Selling Shareholder may also enter into option or other transactions with brokers, dealers or other financial institutions which require the delivery to such broker, dealer or other financial institution of our Common Stock covered hereby which our Common Stock may be resold by such broker, dealer or other financial institution pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. The broker-dealers participating in such a resale or redistribution may be deemed "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of our Common Stock and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. The shares of our Common Stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

          The Company will pay all expenses in connection with the registration of our Common Stock. The Selling Stockholder will pay any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes).

          In connection with resales and redistributions, the following information will, to the extent then required, be provided in the applicable Prospectus Supplement: the number of shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular sale or distribution.
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                                 LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

          The consolidated financial statements of E*TRADE Group, Inc. as of September 30, 1999 and 1998, and for each of the years in the three-year period ended September 30, 1999, incorporated by the reference in this Prospectus, which is included in this Registration Statement of E*TRADE Group, Inc. on Form S-3, from E*TRADE Group, Inc.'s Annual Report on Form 10-K/A for the year ended September 30, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Insofar as the report of Deloitte & Touche LLP relates to the amounts included for Telebanc Financial Corporation for 1999 and 1998, it is based solely on the report of Arthur Andersen LLP, independent auditors; such reports being incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in auditing and accounting.